Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES DOWN 12 PERCENT;
COMPARABLE STORE SALES DOWN 12 PERCENT

SAN FRANCISCO - March 5, 2009 - Gap Inc. (NYSE: GPS) today reported net sales of $795 million for the four-week period ended February 28, 2009, which represents a 12 percent decrease compared with net sales of $907 million for the four-week period ended March 1, 2008. The company's comparable store sales for February 2009 were down 12 percent compared with a 6 percent decrease in February 2008.

Comparable store sales by division for February 2009 were as follows:

  Gap North America: negative 12 percent versus negative 3 percent last year
  Banana Republic North America: negative 16 percent versus negative 5 percent last year
  Old Navy North America: negative 13 percent versus negative 8 percent last year
  International: negative 6 percent versus negative 7 percent last year

"While sales results were challenging, we're pleased that merchandise margins were in line with last year," said Sabrina Simmons, chief financial officer of Gap Inc.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

March Sales

The company will report March sales on April 9, 2009.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Melissa Swanson

(415) 427-5148